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                                                                   EXHIBIT 99.05

[FEDERAL HOME LOAN BANK OF NEW YORK LOGO]

                       2005 DIRECTORS' COMPENSATION POLICY

                         Effective as of January 1, 2005

PURPOSE: This Directors' Compensation Policy ("Policy") establishes meeting fees and sets forth the types of expenses that the Federal Home Loan Bank of New York ("FHLBNY") will pay to the Board of Directors ("Board") of the FHLBNY. The Policy has been prepared in accordance with the fee caps contained in Section 7 of the Federal Home Loan Bank Act ("Bank Act") and the regulations of the Federal Housing Finance Board ("FHFB") located at 12 C.F.R. 918.3 regarding Director compensation.

I.    FEES

      A. CHAIRMAN

         The fee for the Chairman of the Board is $3,545 per Board meeting attended (subject to Section I.D. below).

      B. VICE CHAIRMAN

         The fee for the Vice Chairman of the Board is $2,836 per Board meeting attended (subject to Section I.D. below).

      C. APPOINTED AND ELECTED DIRECTORS

         The fee for a Director, other than the Chairman or the Vice Chairman, is $2,127 per Board meeting attended (subject to Section I.D. below).

      D. FEE CAPS

         In no event shall fees paid to any Director in a calendar year exceed any limitations imposed by Section 7 of the Bank Act and/or the regulations of the FHFB located at 12 C.F.R. 918.3.

II.   MEETING EXPENSES

      A. IN GENERAL

         1. Directors may be paid for reasonable expenses incurred in connection with the performance of their official duties as are payable to senior officers of the FHLBNY as specified in the FHLBNY document entitled "Travel Policy and

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            Allowable Business Expenses for Directors/Affordable Housing
            Advisory Council/Employees" effective January 1, 2005. However, under no circumstances shall Directors be paid for gift or entertainment expenses.

      B. BOARD AND BOARD COMMITTEE MEETINGS

         1. Reimbursable expenses may be paid to both appointed and elected Directors for attendance at Board and Committee meetings as established herein.

      C. ANNUAL REGIONAL STOCKHOLDERS' MEETINGS

         1. Reimbursement of reasonable expenses incurred by appointed and elected Directors attending the FHLBNY's regional stockholders' meetings is permitted.

      D. INDUSTRY MEETINGS

         1. Reimbursement of appointed Directors' expenses incurred while attending industry meetings or annual conventions of trade associations on a national level is permitted provided that a specific objective has been identified and that attendance has been specifically pre-approved by the Board of Directors. Appointed directors attending industry events on behalf of the FHLBNY should register and identify themselves as directors of the FHLBNY.

         2. Reimbursement of elected Directors' expenses incurred while in attendance at industry meetings or annual conventions of trade associations on a national level is not permissible, unless such attendance is incidental to a FHLBNY Board or Committee meeting.

      E. MEETINGS CALLED BY THE FEDERAL HOUSING FINANCE BOARD

         1. Reimbursement of reasonable expenses may be paid to all Directors participating in meetings called by the Federal Housing Finance Board.

      F. EXPENSES OF SPOUSES

         1. Reimbursement of reasonable expenses incurred by a Director's spouse while accompanying the Director to a meeting for which the Director's own reasonable expenses can be reimbursed (as specified in Sections II B, C, D or E above) is permitted.

III.  PROCEDURES AND ADMINISTRATIVE MATTERS

      A. Directors' expense reports should be submitted to the Office of the Corporate Secretary no less than quarterly.

      B. Payment for and reimbursement of allowable business expenses of the Directors will require the approval of the Corporate Secretary or Assistant Corporate Secretary.

      C. Meetings of the Board and Committees thereof should usually be held within the district served by the FHLBNY. Under no circumstances shall such meetings be held

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         in any location that is not within the district without prior approval of the Board. FHFB Regulation 12 C.F.R. 918.8 prohibits any meetings of the Board of Directors (including committee, planning, or other business meetings) to be held outside the United States or its possessions and territories.

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